UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

February 9, 2006

Date of Report (date of earliest event reported)

Commission File Number 000-29367

VantageMed Corporation

(Exact name of Registrant as specified in its charter)

Delaware	68-0383530
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11060 White Rock Road, Suite 210, Rancho Cordova, California 95670

(916) 638-4744

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

The disclosure set forth in Item 2.01 of this report is incorporated herein by reference.

Item 2.01               Completion of Acquisition or Disposition of Assets

On February 9, 2006, VantageMed completed the sale of its Hawaii operation to TeamPraxis.  VantageMed received $605,000 of cash in connection with the sale including $25,000 associated with ongoing service and transaction fees that are expected to be earned within the first quarter of 2006.  The Hawaii operation assets included software, customer contracts, accounts receivable and certain other assets as outlined in the Asset Purchase Agreement.  A copy of the Asset Purchase Agreement dated February 9, 2006 is attached as Exhibit 10.1 to this report and is incorporated herein by reference.  VantageMed expects to receive additional service and transaction fees on an ongoing basis based on continued RidgeMark usage levels and joint sales of future products.  VantageMed’s Hawaii operation had 27 local employees and generated approximately $2.8 million in revenues in 2005.

On February 13, 2006, VantageMed Corporation issued a press release announcing the sale of its Hawaii operation to TeamPraxis.  A copy of its press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits

(b) Unaudited Pro Forma Financial Information.

In connection with the reported sale of its Hawaii operation,  the Company has prepared the following unaudited pro forma financial statements which are based on its historical consolidated financial statements.

The unaudited pro forma consolidated balance sheet at September 30, 2005 has been prepared to reflect the sale of the Hawaii operation as if the transactions had occurred on September 30, 2005.  The unaudited pro forma consolidated statements of operations for the fiscal year ended December 31, 2004 and the nine months ended September 30, 2005 have been prepared to present the results of the Company’s continuing operations as if the transactions had occurred January 1, 2004.

The following consolidated pro forma financial statements should be read in conjunction with the Company’s financial statements and notes thereto in its Annual Report on Form 10-KSB for the year ended December 31, 2004 and Quarterly Report on Form 10-QSB for the period ended September 30, 2005.  The adjustments necessary to fairly present these pro forma financial statements are described in the accompanying notes. The adjustments have been made based on available information and in the opinion of management are reasonable. The pro forma financial statements are presented for illustrative purposes only, do not necessarily reflect the actual results that would have occurred had the sales occurred on the assumed dates and are not necessarily indicative of future results of operations of the Company after the completion of the transactions.

VantageMed Corporation

Pro Forma Condensed Consolidated Balance Sheets

As of September 30, 2005

(In Thousands)

	VantageMed Corporation Historical (a)	Pro Forma Adjustments (b)	Pro Forma
Current assets	$2,637	$331	$2,968
Non current assets	643	(393)	250
Total assets	$3,280	$(62)	$3,218
Current liabilities	$6,402	$(277)	$6,125
Non current liabilities	77	—	77
Total liabilities	6,479	(277)	6,202
Total stockholders’ deficit	(3,199)	215	(2,984)
Total liabilities and stockholders’ deficit	$3,280	$(62)	$3,218

VantageMed Corporation

Pro Forma Condensed Consolidated Statements of Operations

For the Year Ended December 31, 2004

(In Thousands, Except Per Share Amounts)

(Unaudited)

	VantageMed Corporation Historical (a)	Pro Forma Adjustments (c)	Pro Forma
Total revenues	$22,120	$2,601	$19,519
Total cost of revenues	13,109	1,552	11,557
Total gross margin	9,011	1,049	7,962
Selling, general and administrative	8,699	1,352	7,347
Product development	2,519	37	2,482
Other operating expenses	1,601	18	1,583
Total operating costs and expenses	12,819	1,407	11,412
Loss from operations	(3,808)	(358)	(3,450)
Interest and other income (expense), net	(97)	—	(97)
Net income (loss)	$(3,905)	$(358)	$(3,547)
Basic and diluted net income (loss) per share	$(0.47)		$(0.43)
Weighted-average shares–basic and diluted	8,285		8,285

VantageMed Corporation

Pro Forma Condensed Consolidated Statements of Operations

For the Nine Months Ended September 30, 2005

(In Thousands, Except Per Share Amounts)

(Unaudited)

	VantageMed Corporation Historical (a)	Pro Forma Adjustments (c)	Pro Forma
Total revenues	$11,831	$2,161	$9,670
Total cost of revenues	7,751	1,647	6,104
Total gross margin	4,080	514	3,566
Selling, general and administrative	5,871	884	4,987
Product development	1,766	107	1,659
Other operating expenses	425	19	406
Total operating costs and expenses	8,062	1,010	7,052
Loss from operations	(3,982)	(496)	(3,486)
Interest and other income (expense), net	5	—	5
Net income (loss)	$(3,977)	$(496)	$(3,481)
Basic and diluted net income (loss) per share	$(0.29)		$(0.25)
Weighted-average shares–basic and diluted	13,913		13,913

Balance Sheet Notes

(a)                                  The Company’s consolidated balance sheet as reported in its Form 10-QSB for the period ended September 30, 2005.

(b)                                 The effect of the Hawaii operation disposition, including the receipt of cash and disposal of certain assets and liabilities at September 30, 2005.

Statement of Operations Notes

(a)                                  The Company’s consolidated statements of operations as reported in the Company’s Form 10-QSB for the period ended September sheet as reported in its Form 10-QSB for the nine months ended September 30, 2005 and as reported in its Annual Report on Form 10-KSB for the year ended December 31, 2004.

(c)           Elimination of Hawaii operation statements of operations amounts.

(d)           Exhibits

10.1                           Asset Purchase Agreement dated as of February 9, 2006, by and between VantageMed Corporation and Praxis, L.P.

99.1                           Press release dated February 13, 2006 announcing the sale of VantageMed’s

Hawaii operation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange act of 1934, VantageMed Corporation has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VANTAGEMED CORPORATION

	By:	/s/ Philip D. Ranger
Dated: February 16, 2006		Philip D. Ranger
Chief Financial Officer